UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 31, 2005

MIDWEST BANC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of Incorporation)	000-29598 (Commission File Number)	36-3252484 (I.R.S. Employer Identification No.)

501 WEST NORTH AVENUE
MELROSE PARK, ILLINOIS	60160
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (708) 865-1053

NOT APPLICABLE
(Former name or former address, if changed since last year)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposal of Assets

      On May 31, 2005, Midwest Banc Holdings, Inc. (the “Company) entered into a Stock Purchase Agreement, with Western Illinois Bancshares, Inc. (“WIB”), pursuant to which WIB will acquire Midwest Bank of Western Illinois, Monmouth, Illinois (“MBWI”), currently one of the Company’s bank subsidiaries. The anticipated shareholders, directors and officers of WIB include all of the current directors and the president of MBWI.

      The Stock Purchase Agreement provides that the Company will sell all of the issued and outstanding shares of MBWI to WIB for $30,000,000. MBWI will make a dividend distribution to the Company, prior to the sale closing, in an amount equal to the amount, if any, that the tier 1 capital of MBWI immediately prior to the closing, as adjusted as provided in the Stock Purchase Agreement for the change in this value of MBWI’s investment portfolio since March 31, 2005, exceeds $20,000,000.

      The Stock Purchase Agreement also provides that WIB has the option to fund the purchase by requesting the Company to make a $4,995,000, 10-year senior term loan with interest at prime plus ½ percent and purchase $5,000,000 perpetual cumulative preferred stock of WIB or make a $5,000,000, unsecured subordinated loan with an interest ratio of 7½ percent and a term of 10 years.

      Consummation of the sale of MBWI is subject to a number of customary conditions including the receipt of all required regulatory approvals. The sale of MBWI is expected to be completed prior to the end of 2005.

      The Stock Purchase Agreement contains certain termination rights for the Company and WIB and further provides that upon termination of the Stock Purchase Agreement under specified circumstances WIB may be required to pay to the Company a termination fee of either $1,000,000 or $1,500,000.

      Attached hereto as Exhibit 99.1 are the unaudited pro forma condensed deconsolidated financial statements relating to the proposed sale of MBWI.

Item 9.01. Financial Statements and Exhibits

(b)	Attached hereto as Exhibit 99.1 are the unaudited pro forma condensed deconsolidated financial statements relating to the proposed sale of MBWI.

(c)	Exhibits

99.1	Unaudited Pro Forma Condensed Deconsolidated Financial Statements

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS, INC. (Registrant)
By:	/s/ Daniel R. Kadolph
Daniel R. Kadolph
Senior Vice President and Chief Financial Officer

Date: June 20, 2005